ADMA Biologics Receives FDA Approval for ADMA BioCenters Plasma Collection Facility in Knoxville, TN

RAMSEY, N.J., BOCA RATON, Fla. and KNOXVILLE, Tenn. – February 1, 2021 – ADMA Biologics, Inc. (NASDAQ: ADMA) (“ADMA”), an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics, today announced that it has received U.S. Food and Drug Administration (“FDA”) approval for its ADMA BioCenters plasma collection facility located in Knoxville, Tennessee. This plasma collection facility commenced operations and initiated source plasma collection in the third quarter of 2020, and with today’s approval, it is now FDA licensed to collect and introduce into interstate commerce human source plasma for further manufacturing in the U.S.

“The approval of this plasma collection facility was received well-ahead of the scheduled FDA goal date. This milestone represents yet another example of the Company’s continued progression towards achieving its objective of further securing its raw material supply chain and enhancing our end-to-end control of manufacturing operations,” said Adam Grossman, President and Chief Executive Officer of ADMA. “With the Knoxville approval, we remain comfortably on track to achieve our goal of building out up to 10 plasma collection centers by 2024, including the potential approval of our plasma collection facility located in Maryville, Tennessee in the second half of this year, as well as the filing of Biologics License Applications (“BLAs”) for an additional two plasma collection centers. 2021 is off to an excellent start for our Company and today’s approval is the first in what we expect to be a series of value-creating FDA decisions during the year across all business segments. These achievements are expected to enhance the supply chain, increase product yields and improve margins for our revenue generating products as we continue towards profitability.”

This new, state-of-the-art plasma collection center features automated registration, high-tech collection equipment designed to shorten the donation process, free Wi-Fi wireless network in the donor collection area, individual flat-screen TVs with cable at each donor station, and highly trained and certified staff who put donor comfort and safety first. At full capacity, the plasma center expects to maintain a staff of 50 highly trained healthcare workers. This center is approved to use the state-of-the-art Haemonetics NexSys plasma collection system.

About ADMA BioCenters

ADMA BioCenters is an FDA licensed facility specializing in the collection of human plasma used to make special medications for the treatment and prevention of diseases. Managed by a team of experts who have decades of experience in the specialized field of plasma collection, ADMA BioCenters provides a safe, professional and pleasant donation environment. ADMA BioCenters strictly follows FDA regulations and guidance and enforces cGMP (current good manufacturing practices) in all of its facilities. For more information about ADMA BioCenters, please visit www.admabiocenters.com.

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA) approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: BIVIGAM® (immune globulin intravenous, human) for the treatment of primary humoral immunodeficiency (PI); ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. ADMA manufactures its immune globulin products at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides a portion of its blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA has received U.S. Patents: 9,107,906, 9,714,283, 9,815,886, 9,969,793 and 10,259,865 related to certain aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc. (“we,” “our” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain such words as “intend,” “target,” “plan,” “expect,” “believe,” “will,” “is likely,” “will likely,” “should,” “could,” “would,” “may,” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements also include, but are not limited to, statements about ADMA’s future results of operations; expansion plans and the goal of opening up to ten new plasma collection centers by 2024; our expectation to receive an FDA approval for our Maryville, Tennessee plasma collection center and the timing thereof; our expectation to file additional BLAs; and the receipt of additional FDA approvals during 2021 and the effects on our business of such approvals. Actual events or results may differ materially from those described in this document due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

COMPANY CONTACT:

Skyler Bloom

Director, Investor Relations and Corporate Strategy | 201-478-5552 | sbloom@admabio.com

INVESTOR RELATIONS CONTACT:

Sam Martin

Managing Director, Argot Partners | 212-600-1902 | sam@argotpartners.com